SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

February 4, 2008 (January 29, 2008)

DYNEGY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33443	20-5653152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5800, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 507-6400

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2008 the Class A common stock directors of Dynegy Inc. (“Dynegy”) appointed Howard B. Sheppard to fill a vacancy on the Board of Directors (the “Board”) that occurred as a result of the recent death of Class A common stock director, Robert C. Oelkers.

Mr. Sheppard, 62, has been employed by Chevron Corporation, or its affiliates, since 1985, most recently serving as an Assistant Treasurer of Chevron Corporation from February 1988 to the present. Prior to the merger of Gulf Oil Corporation and Chevron Corporation, Mr. Sheppard held positions of increasing responsibility at Gulf Oil Corporation over a 16-year period, advancing to Assistant Treasurer. He previously served on the Board from March 2004 to April 2007 as a director designated by Chevron. With the April 2, 2007 closing of the transaction between Dynegy and LS Power, Chevron, which was then a Dynegy stockholder, no longer had the right to designate any of Dynegy’s directors.

Mr. Sheppard will serve on the Audit and Compliance, Performance Review and Corporate Governance and Nominating committees. He will receive compensation for his Board and committee membership based upon the levels described for a non-employee Class A common stock director in Dynegy’s proxy statement for its 2007 Annual Meeting of Stockholders. He was not appointed pursuant to any arrangement or understanding between himself and any other person. There are no relationships between Mr. Sheppard and Dynegy that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On February 4, 2008 Dynegy issued a press release regarding the appointment of Howard B. Sheppard as a Class A common stock director.

Exhibit No.	Document

99.1	Dynegy Inc. press release dated February 4, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEGY INC.
(Registrant)

Dated: February 4, 2008	By:	/s/ KENT R. STEPHENSON
	Name:	Kent R. Stephenson
	Title:	Senior Vice President, Deputy General Counsel

EXHIBIT INDEX

Exhibit No.	Document

99.1	Dynegy Inc. press release dated February 4, 2008